Exhibit 10.1

SHOE CARNIVAL, INC.

Stock Award Agreement

Under the Amended and Restated 2017 Equity Incentive Plan

(Directors)

Shoe Carnival, Inc. (the “Company”), pursuant to its Amended and Restated 2017 Equity Incentive Plan (the “Plan”), hereby grants an award of unrestricted Stock (“Stock” or “Shares”) to you, the Participant named below. The terms and conditions of this Award are set forth in this Stock Award Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided or otherwise made available to you and is incorporated herein by reference and made a part of this Agreement. Any capitalized term that is used but not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Name of Participant: [ ]
Number of Shares of Stock: [ ]	Grant Date: [ ]

IN ORDER TO RECEIVE THE BENEFITS OF THIS AGREEMENT, PARTICIPANT MUST EXECUTE AND RETURN THIS AGREEMENT (THE “ACCEPTANCE REQUIREMENTS”). IF YOU FAIL TO SATISFY THE ACCEPTANCE REQUIREMENTS WITHIN 60 DAYS AFTER THE GRANT DATE, THEN (1) THIS AGREEMENT WILL BE OF NO FORCE OR EFFECT AND THIS AWARD WILL BE AUTOMATICALLY FORFEITED TO THE COMPANY WITHOUT CONSIDERATION, AND (2) NEITHER PARTICIPANT NOR THE COMPANY WILL HAVE ANY FUTURE RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT.

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding your rights and obligations in connection with this Award.

PARTICIPANT:	SHOE CARNIVAL, INC.

______________________________	By:______________________________________
[Name]	Name:
Title:

Shoe Carnival, Inc.

Amended and Restated 2017 Equity Incentive Plan

Stock Award Agreement

Terms and Conditions

1. Grant of Stock. The Company hereby grants to you, as of the Grant Date specified on the cover page of this Agreement and subject to the terms and conditions in this Agreement and the Plan, an Award of the number of Shares of Stock specified on the cover page of this Agreement.

2. Withholding Taxes. Prior to the issuance of Shares of Stock pursuant to this Agreement, you must make arrangements satisfactory to the Company to pay or provide for any federal, state, local or foreign withholding taxes that may be due upon issuance of the Shares. Unless you otherwise provide tax payment directly to the Company, you hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 14 of the Plan. If you wish to satisfy some or all of such withholding tax obligations by delivering Shares you already own or by having the Company retain a portion of the Shares being acquired, you must make such a request which shall be subject to approval by the Company.

3. Delivery of Stock. Subject to Section 2, as soon as practicable after the Grant Date, the Company shall release to you the Shares of Stock, as evidenced by issuance of a stock certificate, by electronic delivery of such Shares to a brokerage account designated by you, or by an unrestricted book-entry registration of such Shares with the Company’s transfer agent. The Company will defer the release to you of any and all Shares until you have made arrangements acceptable to the Company for payment of all such withholding taxes in accordance with the provisions of Section 14 of the Plan.

4. Rights as a Shareholder. As of the Grant Date specified on the cover page of this Agreement, you will have all of the rights of a shareholder of the Company with respect to the Shares (including voting rights and the right to receive dividends and other distributions), except as otherwise specifically provided in this Agreement.

5. No Right to Continued Service or Future Awards. This Agreement awards Shares of Stock to you but does not impose any obligation on the Company to make any future grants or issue any future awards to you or otherwise continue your participation under the Plan. This Agreement will not give you a right to continued Service with the Company or any Affiliate, and the Company may terminate your Service without regard to the effect it may have upon you under this Agreement.

6. Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, including the confidentiality, non-solicitation, forfeiture and recovery provisions set forth in Section 17 of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Board or the Committee pursuant to the Plan. All interpretations of the Committee and all related decisions or resolutions of the Board or the Committee shall be final and binding on the Company and you. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

7. Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties hereto with respect to the issuance and delivery of the Shares of Stock and supersede all prior agreements, arrangements, plans, and understandings relating to the issuance and delivery of these Shares of Stock.

8. Incentive Compensation Recovery Policy. The Company’s Amended and Restated Incentive Compensation Recovery Policy, as may be amended from time to time, shall apply to the Shares of Stock and any profits realized on the sale of such Shares of Stock to the extent that you are covered by such policy. If you are covered by such policy, the policy may apply to recoup the Shares of Stock awarded or profits realized on the sale of such Shares of Stock either before, on or after the date on which you become subject to such policy.

9. Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Indiana (without regard to its conflicts-of-law principles).

10. Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

11. Electronic Delivery and Acceptance. The Company may deliver any documents related to this Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.